Exhibit 12

                                                    M.D.C. HOLDINGS, INC.
                                             RATIO OF EARNINGS TO FIXED CHARGES


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                                           Six Months to
                                              June 30,                          Year Ended December 31,
                                       ----------------------   -----------------------------------------------------------
                                          2003        2002         2002        2001         2000        1999        1998
                                       --------     ---------   ---------    ---------    ---------   --------    ---------

Earnings                               $154,488     $120,077     $299,250     $283,562     $228,919    $181,602    $118,989
                                       --------     --------     --------     --------     --------    --------    --------
Fixed Charges                           $26,524      $10,948      $25,631      $26,116      $27,729     $24,223     $48,378

Earnings to Fixed Charges                  5.82        10.97        11.68        10.86         8.26        7.50        2.46
                                           ====        =====        =====        =====         ====        ====        ====

Ratio Before Reclassification of
  Costs Associated with the Early
  Extinguishment of Debt <F1>                          10.97        11.68        10.86         8.26        7.50        5.07
                                                       =====        =====        =====         ====        ====        ====

Earnings:

Pretax Earnings from
  Continuing Operations                 130,771      109,375      274,044      255,387      203,201     148,453      58,952
Add:
Fixed Charges                            26,524       10,948       25,631       26,116       27,729      24,223      48,378
  Less capitalized interest             (14,415)      (8,956)     (21,116)     (22,498)     (24,367)    (21,261)    (22,525)
  Add amortization of previously
    capitalized interest                 11,608        8,710       20,691       24,557       22,356      30,187      34,184
                                        -------      -------      -------      -------      -------     -------      ------
Total Earnings                          154,488      120,077      299,250      283,562      228,919     181,602     118,989
                                        =======      =======      =======      =======      =======     =======     =======


Fixed Charges:


Homebuilidng and corporate
  interest expense                            0            0            0            0            0           0           0
Interest component of rent expense        1,728        1,317        2,812        2,253        2,177       1,615           0
Amortization and expensing of debt
  expenses <F1>                          10,381          675        1,703        1,365        1,185       1,347      25,853
Capitalized intreest                     14,415        8,956       21,116       22,498       24,367      21,261      22,525
                                         ------       ------      -------      -------      -------     -------     -------

Total Fixed Charges                      26,524       10,948       25,631       26,116       27,729      24,223      48,378
                                         ======       ======      =======      =======      =======     =======     =======

<F1>   The Company adopted the provisions of SFAS No. 145, with respect to the rescission of SFAS No. 4, in the first quarter of
       2003.  As a result, $24.9 million of costs in 1998 associated with the early extinguishment of debt, previously classified as an extraordinary item are currently classified as expenses related to debt redemption and are deducted in calculating pre-tax income.  In the second quarter of 2003, the Company incurred $9.3 million in expenses related to debt redemption.  The effect of the new classification has been reflected in the computation of the 1998 and 2003 ratios.

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